Exhibit 99.1

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, New York 13214

              For further information please contact:

              Sanford A. Belden,
              President and Chief Executive Officer
              Tel: (315) 445-7304

              Mark E. Tryniski,
              Chief Financial Officer
              Tel: (315) 445-7378

FOR IMMEDIATE RELEASE

Community Bank System, Inc. Agrees to Purchase PricewaterhouseCoopers' Upstate New York Human Resources Consulting Group

      DeWitt, N.Y. - June 9, 2003 - Community Bank System, Inc. (NYSE: CBU) has signed a definitive agreement to acquire the Upstate New York Global Human Resources Solutions Group (UNY GHRS) of PricewaterhouseCoopers LLP (PwC). The UNY GHRS Group is a leading provider of retirement and employee benefits consulting services for larger and middle-market companies throughout Upstate New York. The two senior principals, Nicholas Phillips and Vincent Spina, as well as the entire professional staff of the Group, will become part of CBU's Benefit Plans Administrative Services, Inc. (BPA) subsidiary.

Sanford A. Belden, CBU's President and Chief Executive Officer, stated, "We are very familiar with the principals and professional staff of PwC's UNY GHRS Group and their well-known reputation for providing high-quality retirement and employee benefit plan services. We have first-hand knowledge of their expertise, and we look forward to continuing the same high level of professional services to the group's clients, while expanding their services to other organizations throughout the Northeast Region and beyond. This transaction will complement the services offered by our defined contribution plan administration company, BPA, which has experienced exceptional growth since we acquired it in 1996."

BPA, led by Barry Kublin, President, has expanded to provide services to clients in 27 states and the Commonwealth of Puerto Rico. Mr. Kublin noted that, "the additional depth of resources and breadth of experience gives us the ability to bring innovative solutions to our clients' benefits programs, whether employees are part of a single business unit or spread among the units of a multi-national enterprise. Headquartered in Utica, N.Y., BPA will also maintain an office in Syracuse to ensure a seamless transition of client service with the addition of the new consulting group."

Following the acquisition, BPA will employ over 70 professionals and serve over 700 clients in connection with retirement plan administration.

A conference call will be held with company management this afternoon at 4:30 p.m. (ET) to discuss both of today's announced transactions in greater detail. You may participate by dialing 1-888-632-5950 (access code 3983126). An audio recording of this call will be available one hour after its completion and made available through July 15, and may be accessed at 1-877-519-4471 (access code 3983126). Investors may also listen live via the Internet at: www.firstcallevents.com/service/ajwz383069624gf12.html. An archive of this call will also be available via this web site through July 15.

Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company with $3.4 billion in assets based in DeWitt, N.Y. Upon completion of the acquisition of Grange National Banc Corp. (announced earlier today), the company will have over $3.7 billion in assets, and its wholly-owned


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banking subsidiary, Community Bank, N.A. (http://www.communitybankna.com), will become the second-largest community banking franchise headquartered in Upstate New York, having 128 customer facilities and 95 ATMs stretching diagonally from Northern New York to the Southern Tier, west to Lake Erie, and in Northeastern Pa. Other subsidiaries within the CBU family are Elias Asset Management, Inc., an investment management firm based in Williamsville, N.Y.; Benefit Plans Administrative Services, Inc. (BPA), a pension administration and consulting firm located in Utica, N.Y., serving sponsors of defined benefit and defined contribution plans; and Community Investment Services, Inc. (CISI), a broker-dealer delivering financial products, including mutual funds, annuities, individual stocks and bonds, and long-term health care and other selected insurance products, from various locations within Community Bank's branch system and from offices in Jamestown and Lockport, N.Y.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of l995 with respect to the anticipated effects of the merger. The following factors, among others, could cause the actual results of the merger to differ materially from the parties' expectations: the satisfaction of contingencies for closing the merger, including regulatory approval; the successful integration of operations of UNY GHRS into those of CBU and Community Bank, N.A.; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU assumes no duty to update forward-looking statements.

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